Exhibit 3.2

AVINGER, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

AVINGER, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolutions were duly adopted by the Board of Directors of the Corporation on March , 2024:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation (as it may be amended from time to time, the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series A-1 Convertible Preferred Stock, par value $0.001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock is hereby approved as follows:

SERIES A-1 CONVERTIBLE PREFERRED STOCK

1.            Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified.

“Issuance Date” means the first date on which any shares of Series A-1 Preferred Stock are issued by the Corporation.

“Junior Stock” means the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and any other classes or series of capital stock that does not expressly rank pari passu with or senior to Series A-1 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event of the Corporation, or in respect of the payment of dividends or rights of redemption (and, in each case, any rights or options to acquire any Junior Stock); provided that, for the avoidance of doubt, Series A-1 Preferred Stock shall rank junior to the Senior Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event of the Corporation, or in respect of the payment of dividends or rights of redemption (and, in each case, any rights or options to acquire any share of Senior Stock).

“Senior Stock” means Series F Preferred Stock and Series E Preferred Stock and any other classes of series of capital stock that expressly rank senior to the A-1 Preferred Stock.

“Series A-1 Stated Value” means, with respect to a share of Series A-1 Preferred Stock, $1,000.

“Series B Preferred Stock” means the Corporation’s Series B Convertible Preferred Stock, par value $0.001 per share.

“Series C Preferred Stock” means the Corporation’s Series C Convertible Preferred Stock, par value $0.001 per share.

“Series D Preferred Stock” means the Corporation’s Series D Convertible Preferred Stock, par value $0.001 per share.

“Series E Preferred Stock” means the Corporation’s Series E Convertible Preferred Stock, par value $0.001 per share.

“Series F Preferred Stock” means the Corporation’s Series F Convertible Preferred Stock, par value $0.001 per share.

2.            Designation, Amount and Par Value; Assignment.

(a)            The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the number of shares so designated shall be Ten Thousand (10,000). The Series A-1 Preferred Stock shall have a par value of $0.001 per share.

(b)            The Corporation shall register shares of the Series A-1 Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A-1 Preferred Stock Register”), in the name of the holders of the Series A-1 Preferred Stock thereof from time to time. The Corporation may deem and treat the registered holders of the Series A-1 Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A-1 Preferred Stock may be issued solely in book-entry form or, if requested by any holder of the Series A-1 Preferred Stock, such holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series A-1 Preferred Stock in the Series A-1 Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate (or book-entry notation, if applicable) evidencing the shares of Series A-1 Preferred Stock so transferred shall be issued to the transferee and a new certificate (or book-entry notation, if applicable) evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder, in each case, within three business days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders of the Series A-1 Preferred Stock from time to time and shall be enforceable by any such holder.

3.            Dividends. The holders of the Series A-1 Preferred Stock shall be entitled to receive when, as and if declared by the Board, out of any funds legally available therefor, dividends on shares of Series A-1 Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 6(f)) actually paid on shares of Common Stock when, as and if such dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 6(f)) are paid on shares of Common Stock.

4.            Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A-1 Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the par value, plus any accrued and unpaid dividends thereon, for each share of Series A-1 Preferred Stock before any distribution or payment shall be made to the holders of the Junior Stock but after the distribution or payment in full of any applicable liquidation amount to the holders of Senior Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A-1 Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full, and thereafter the same amount that a holder of Common Stock would receive if the Series A-1 Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than prior to the effective date thereof, to each holder.

5.            Voting. So long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock in addition to such other vote as may be required by the DGCL, (a) materially alter or change the powers, preferences or rights given to the Series A-1 Preferred Stock or materially alter or amend this Certificate of Designation in a manner adverse to the holders of Series A-1 Preferred Stock, (b) materially amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders (in their capacity as holders of Series A-1 Preferred Stock) (c) increase the number of authorized shares of Series A-1 Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing. Except as otherwise provided herein or as otherwise required by the DGCL, the Series A-1 Preferred Stock shall have no voting rights.

6.            Optional Conversion. The holders of the Series A-1 Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)            Right to Convert.

(i)            Conversion Ratio. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A-1 Stated Value by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion. The “Series A-1 Conversion Price” shall be equal to $3.664 (subject to adjustment in the event of stock splits, combinations or similar events). Such Series A-1 Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii)            Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series A-1 Preferred Stock pursuant to Section 7, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A-1 Preferred Stock.

(b)            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)            Mechanics of Conversion.

(i)            Notice of Conversion. In order for a holder of Series A-1 Preferred Stock to voluntarily convert shares of Series A-1 Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series A-1 Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series A-1 Preferred Stock and, if applicable, any event on which such conversion is or such future time at which such conversion shall be effective (a “Conversion Notice”) and (b) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A-1 Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A-1 Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such Conversion Notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice (or as applicable, the future event or time upon which the conversion was contingent or applicable) and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (as applicable, the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A-1 Preferred Stock, or to his, her or its nominees, a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of full shares of Common Stock issuable upon such conversion (or a notice of such issuance if uncertificated shares are issued) in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A-1 Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A-1 Preferred Stock converted.

(ii)            Reservation of Shares. The Corporation shall at all times when the Series A-1 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A-1 Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation and the Certificate of Incorporation. Before taking any action that would cause an adjustment to reduce the Series A-1 Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series A-1 Conversion Price.

(iii)            Effect of Conversion. All shares of Series A-1 Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only for the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6(b) and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A-1 Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.

(iv)            No Further Adjustment. Upon any such conversion, no adjustment to the Series A-1 Conversion Price shall be made for any declared but unpaid dividends on the Series A-1 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion. The holder shall be credited for any accrued but unpaid dividends at the time of conversion to be paid in the form of, and at the time prescribed by, Section 3(a).

(v)            Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A-1 Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A-1 Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)            Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A-1 Preferred Stock, and a holder shall not have the right to convert any portion of the Series A-1 Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable conversion notice, such attempted conversion would result in the holder (together with such holder’s affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the Securities and Exchange Commission (the “Commission”), including any “group” of which the holder is a member (the foregoing, “Attribution Parties”)) beneficially owning a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock subject to the conversion notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series A-1 Preferred Stock beneficially owned by such holder or any of its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such holder or any of its Attribution Parties that, in the case of both (i) and (ii), are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a holder (which may be by email) submitted to the Secretary of the Corporation, the Corporation shall, within three (3) business days thereof, confirm in writing to such holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A-1 Preferred Stock, by such holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the holder. The “Beneficial Ownership Limitation” shall initially be 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion notice (to the extent permitted pursuant to this Section 6(d)). The Corporation shall be entitled to rely on representations made to it by the holder in any conversion notice regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, any holder may, from time to time, reset the Beneficial Ownership Limitation percentage applicable to such Holder to a higher or lower percentage provided, however, that in no case will the Beneficial Ownership Limitation exceed 19.99% unless the required Nasdaq Stockholder Approval has been obtained. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. Any decrease in the Beneficial Ownership Limitation will be effective upon delivery to the Company.

(e)            Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock, the Series A-1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Series A-1 Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)            Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Junior Stock entitled to receive, a dividend or other distribution payable on Junior Stock in additional shares of Common Stock, then and in each such event the Series A-1 Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A-1 Conversion Price then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock, plus any shares of Common Stock issuable upon conversion of any Junior Stock, in each case issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)            the denominator of which shall be the total number of shares of Common Stock, plus any shares of Common Stock issuable upon conversion of any Junior Stock, in each case issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A-1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A-1 Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A-1 Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock (without regard to any limitations in Section 6(d) on the conversion of the Series A-1 Preferred Stock) on the date of such event.

(g)            Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series A-1 Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock (without regard to any limitations in Section 6(d) on the conversion of the Series A-1 Preferred Stock) on the date of such event.

(h)            Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A-1 Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6(e) through Section 6(g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A-1 Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A-1 Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series A-1 Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series A-1 Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A-1 Preferred Stock.

(i)            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A-1 Conversion Price pursuant to this Section 6, the Corporation, at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A-1 Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A-1 Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A-1 Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A-1 Preferred Stock.

(j)            Notice of Record Date. In the event:

(i)          the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A-1 Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation; or

(iii)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A-1 Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A-1 Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A-1 Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

(k)            Mandatory Conversion.

(i)            Company Option. If the Corporation’s average market capitalization is equal to at least $100,000,000 (A) on such date based on the volume-weighted average closing price per share of Common Stock on such date multiplied by the number of outstanding shares of Common Stock on such date and (B) for the most recently completed fiscal quarter prior to such date based on the volume-weighted average closing price per share of Common Stock for such fiscal quarter multiplied by the number of outstanding shares of Common Stock on the last trading day of such quarter (i) then the Corporation may, at its option, elect that the outstanding shares of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate as calculated pursuant to Section 6(a)(i) (such date, the “Mandatory Conversion Time”) and (ii) such shares may not be reissued by the Corporation as shares of such series; provided no shares of Series A-1 Preferred Stock of any holder shall be automatically converted pursuant to this Section 6(k) to the extent, as a result of such conversion, the Beneficial Ownership Limitation would be exceeded for such holder; and provided further that prior to the Mandatory Conversion Time, the Corporation shall set aside and pay in full all declared but unpaid Dividends prior to the Mandatory Conversion Time.

(ii)            Procedural Requirements. All holders of record of shares of Series A-1 Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A-1 Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A-1 Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A-1 Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only for the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6(k)(ii). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A-1 Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and a certificate (or notice of issuance of uncertificated shares, if applicable) for the number of any remaining shares of Series A-1 Preferred Stock not converted due to the application of the Beneficial Ownership Limitation, and (b) pay cash as provided in Section 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A-1 Preferred Stock converted. Such converted Series A-1 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.

7.            Redemption.

(a)            General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A-1 Preferred Stock shall be redeemable by the Corporation at its option at a price equal to the Series A-1 Stated Value per share, plus any dividends accrued but unpaid thereon, up until but excluding the Redemption Date, as defined below (the “Redemption Price”); provided, however, that the Corporation shall not redeem any share of Series A-1 Preferred Stock until and unless the Corporation has paid in full all of the interests accrued and payable with respect to any share of Senior Stock. Following issuance of a Redemption Notice (defined below), the Corporation shall apply all of its legally available assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of payment provided in the Redemption Notice shall be referred to as the “Redemption Date.” On the Redemption Date, the Corporation shall redeem the outstanding shares of Series A-1 Preferred Stock. If on the Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A-1 Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)            Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A-1 Preferred Stock not less than thirty (30) days but no more than sixty (60) days prior to each Redemption Date. Each Redemption Notice shall state:

(i)            the number of shares of Series A-1 Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)           the Redemption Date and the Redemption Price;

(iii)          the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 6(a)); and

(iv)           for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A-1 Preferred Stock to be redeemed.

(c)            Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A-1 Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 6, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A-1 Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A-1 Preferred Stock shall promptly be issued to such holder.

(d)          Interest. If any shares of Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12% (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

(e)            Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A-1 Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A-1 Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A-1 Preferred Stock shall cease to accrue on such Redemption Date and thereafter and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

8.            Redeemed or Otherwise Acquired Shares. Any shares of Series A-1 Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred as shares of such series. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A-1 Preferred Stock following redemption.

9.            Waiver. Any of the rights, powers, preferences and other terms of the Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding.

10.           Notices. Any notice required or permitted to be given to a holder of shares of Series A-1 Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

RESOLVED FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed, for and in the name and on behalf of the Corporation, to prepare and to file a Certificate of Designation of Series A-1 Preferred Stock in accordance with the foregoing resolution and the provisions of DGCL and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.”

IN WITNESS WHEREOF, Avinger, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock to be executed by its duly authorized officer this 4th day of March, 2024.

/s/ Jeffrey Soinski
Jeffrey Soinski President and Chief Executive Officer